EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Realty Healthcare Trust II Completes $2.1 Billion Non-Listed, Initial Public Offering

Approximately $1.84 Billion of Capital Invested in Properties, Including Those Under Contract,
Through December 31, 2014

New York, New York, January 5, 2015 – American Realty Capital Healthcare Trust II, Inc. (“ARC HT II” or the “Company”) today announced that it has completed its $2.1 billion non-listed, initial “best efforts” public offering as of November 17, 2014, and already invested approximately $1.84 billion in properties, including those under contract, through December 31, 2014. It has acquired a diversified portfolio of healthcare properties, including medical office buildings, senior housing and other healthcare-related facilities. The Company expects to deploy substantially all of the net proceeds available for investment by the end of the first quarter of 2015.

Thomas P. D’Arcy, Chief Executive Officer of ARC HT II, commented, “We are pleased to report the closing of the Company’s non-listed, initial public offering, as well as our significant progress in assembling a balanced and highly diversified portfolio of senior housing and healthcare properties. We have a substantial pipeline of new investments and expect to fully deploy our remaining capital for ARC HT II in the first quarter, with remaining excess assets to be evaluated for successor healthcare funds. We would like to thank our broker dealer partners and the thousands of financial advisers for the confidence they have shown in us through their support of the capital raise. We believe the depth and experience of the entire ARC HT II team, coupled with our deep relationships within the healthcare industry, have played a key part in the Company's ability to deploy capital in a disciplined and highly effective manner.”

The Company had registered a maximum 82,736,842 shares of its common stock, or $2.1 billion, including shares registered under the Company’s distribution reinvestment plan, or “DRIP,” based on its public offering price of $25.00 per share in connection with its primary offering. During the term of the offering from February 14, 2013 through November 17, 2014, the Company raised $2.1 billion in total equity resulting from the sale of 83.5 million shares, including sales through the Company’s DRIP.

About ARC Healthcare Trust II

ARC HT II is a publicly registered, non-traded real estate investment trust (“REIT”) that elected and qualified to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. Additional information about ARC HT II can be found on its website at http://www.thehealthcarereit2.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC HT II’s Annual Report on Form 10-K filed on March 7, 2014. Further, forward-looking statements speak only as of the date they are made, and ARC HT II undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor Relations and Public Relations abackman@arlcap.com Ph: (212-415-6500)	Edward F. Lange, Jr. CFO, COO & Treasurer ARC Healthcare Trust II elange@arlcap.com Ph: (212-415-6500)